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                                                                  EXHIBIT 99.1

                                 CONTACT: James R. Rice, Senior Vice President
                                                                (508) 984-6102

FOR IMMEDIATE RELEASE

              SEACOAST FINANCIAL SERVICES CORPORATION RESERVES FOR
                         POTENTIAL STATE TAX LIABILITY

March 6, 2003 -- New Bedford, MA - Seacoast Financial Services Corporation (Nasdaq: SCFS), holding company for CompassBank and Nantucket Bank, announced today that it will record a provision in the first quarter of 2003 of approximately $11.2 million, representing an estimate of the additional state tax liability, including interest (net of any federal or state tax deduction associated with such taxes and interest), relating to the deduction for dividends received by Compass Bank and Nantucket Bank from their real estate investment trust subsidiaries (REITs) for the 1999 through 2002 fiscal years, thus reducing earnings for the first quarter of 2003 by that amount.

The provision relates to new legislation signed on March 5, 2003 by the Governor of Massachusetts that amends Massachusetts law to expressly disallow the deduction for dividends received from a REIT. This amendment applies retroactively to tax years ending on or after December 31, 1999. Although Seacoast Financial questions the constitutionality of this retroactive legislation, accounting principles generally accepted in the United States dictate that the total estimated assessment, including interest, be provided for at the time the law is enacted. Accordingly, Seacoast Financial will record this accrued liability. In addition, as a result of the new legislation, Seacoast Financial will also cease recording the tax benefits associated with the dividend received deduction, effective for the 2003 tax year. This loss of deduction, impacting both CompassBank and Nantucket Bank REITs, is expected to result in a reduction in the consolidated net income in 2003 of approximately $3.1 million or $0.14 per diluted share.

Seacoast Financial believes that this new legislation would apply to numerous financial institutions in Massachusetts and that it will be challenged, especially the retroactive provisions, on constitutional and other grounds. Seacoast Financial would support such a challenge and otherwise intends to vigorously defend its position.

Seacoast Financial Services Corporation is the holding company for CompassBank and Nantucket Bank and is headquartered in New Bedford, Massachusetts. CompassBank is a $3.2 billion state chartered savings bank serving Southeastern Massachusetts through a network of 40 full service branch offices and 46 branch and remote ATMs, a customer call center and on-line banking at www.compassbank.com. Nantucket Bank is a $456 million state chartered savings bank serving Nantucket Island with 3 full service branch offices. CompassBank ranks as the second largest publicly traded savings bank headquartered in Massachusetts. The banks provide a wide array of financial services


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including consumer banking, mortgage lending, commercial lending, consumer finance, private banking and alternative investments to retail and business customers.

THIS PRESS MAY CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE NOT HISTORICAL FACTS AND INCLUDE EXPRESSIONS ABOUT MANAGEMENT'S CONFIDENCE AND STRATEGIES. SUCH FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THESE INCLUDE, BUT ARE NOT LIMITED TO, CHANGES IN LEGISLATION, PREVAILING INTEREST RATES AND CHANGES IN ECONOMIC CONDITIONS. SEACOAST FINANCIAL ASSUMES NO OBLIGATION FOR UPDATING ANY SUCH FORWARD-LOOKING STATEMENTS AT ANY TIME.